Exhibit 99.2


                FEDERATED DEPARTMENT STORES, INC.

              Consolidated Statements of Cash Flows
                           (Unaudited)

                           (millions)


                                          39 Weeks Ended      39 Weeks Ended
                                         October 28, 2000    October 30, 1999
 Cash flows from operating activities:
 Net income (loss)                              $  (516)            $   347
 Adjustments to reconcile net income to net
  cash provided by operating activities:
   Depreciation and amortization                    486                 493
   Amortization of intangible assets                 62                  57
   Amortization of financing costs                    5                   5
   Amortization of unearned restricted stock          5                   1
   Asset impairment and restructuring charges       795                   -
   Changes in assets and liabilities:
      Decrease in accounts receivable               489                 109
      Increase in merchandise inventories        (1,489)             (1,317)
      Increase in supplies and prepaid expenses     (39)                (67)
      Increase in other assets not separately
       identified                                   (44)                (18)
      Increase in accounts payable and accrued
       liabilities not separately identified        688                 741
      Decrease in current income taxes             (220)                (64)
      Increase in deferred income taxes              52                  17
      Increase (decrease) in other liabilities
       not separately identified                     (6)                  3

       Net cash provided by operating activities    268                 307

Cash flows from investing activities:
 Purchase of property and equipment                (490)               (470)
 Capitalized software                               (62)                (34)
 Investments in companies                           (31)                (90)
 Acquisition of Fingerhut Companies, Inc.,
  net of cash acquired                                -              (1,539)
Disposition of property and equipment                62                  32
       Net cash used by investing activities       (521)             (2,101)

Cash flows from financing activities:
 Debt issued                                        802               2,055
 Financing costs                                     (4)                (10)
 Debt repaid                                        (50)               (158)
 Increase in outstanding checks                     101                 140
 Acquisition of treasury stock                     (551)                  -
 Issuance of common stock                            40                  55
       Net cash provided by financing activities    338               2,082

 Net increase in cash                           $    85             $   288
 Cash at beginning of period                        218                 307

 Cash at end of period                          $   303             $   595

 Supplemental cash flow information:
  Interest paid                                 $   317             $   259
  Interest received                                   5                   8
  Income taxes paid (net of refunds received)       251                 278
  Schedule of noncash investing and
  financing activities:
   Debt assumed in acquisition                        -                 125
   Equity issued in acquisition                       -                  12
   Consolidation of net assets and debt of
     previously unconsolidated subsidiary             -               1,132